Eventbrite Appoints Lanny Baker as Chief Financial Officer

SAN FRANCISCO — August 8, 2019 — Eventbrite (NYSE: EB), a global ticketing and event technology platform, today announced the appointment of Lanny Baker as Chief Financial Officer, effective September 3, 2019. Baker will succeed Randy Befumo, who has held key executive roles with Eventbrite since 2013 and served as Eventbrite’s Chief Financial Officer since 2016. Befumo will move into the role of Chief Strategy Officer for the company.

Baker joins Eventbrite from Yelp (NYSE: YELP), where as Chief Financial Officer he oversaw corporate finance, accounting, investor relations and workplace functions. Prior to joining Yelp, he served as Chief Executive Officer of ZipRealty (NASDAQ: ZIPR) and Chief Financial Officer for Monster Worldwide, where he helped propel the company’s international expansion. Baker spent the earlier part of his career as a sell-side research analyst covering the Internet and Media industries. Baker has also served as a Board director for public companies including HomeAway, XO Group and Leaf Group.

“I can’t think of a better partner than Lanny to help lead the company through our next phase of growth,” said Julia Hartz, Eventbrite co-founder and CEO. “His experience scaling high-growth public companies and deep knowledge of how technology platforms can transform industries will be instrumental in helping us continue to drive sustainable long-term growth and value for our shareholders.”

“I’m excited to join Eventbrite at such a critical point in the company’s journey,” said Baker. “The team has built a robust platform where the interests of the business are directly aligned to the interests of customers. I’m inspired by the opportunities to build upon the position Eventbrite has already established and look forward to helping further the company’s mission by building a self-serve, business enablement platform for event creators.”

“I want to express my gratitude to Randy for his commitment to Eventbrite as a key business partner over the past six years and recognize his contributions to the growth strategy we’ve deployed,” continued Hartz. “I’m looking forward to having his focus on strategic initiatives that will best serve creators and enable them to continue to grow and achieve success on our platform.”

The appointment of Baker underscores the company’s commitment to growth and scale of the platform that enables event creators in 170 countries to be successful. In 2018, Eventbrite served 795,000 creators, processing 265 million tickets to nearly 4 million events around the world.
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About Eventbrite:
Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals, Pitchfork Music Festival, and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom, the Brooklyn Bowl, and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz, and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 14 offices around the world. Learn more at .